Exhibit 21.1

SUBSIDIARIES OF UNIONBANCAL CORPORATION*

AS OF DECEMBER 31, 2005

Name of Subsidiary	State or Country in Which Organized
Armstrong/Robitaille, Inc. (1)	California
Bankers Commercial Corporation	California
Business Capital Trust I	California
California First Advisory Services	California
California First Capital Management	California
California First Corporation	California
Cal First Properties, Inc.	California
HighMark Capital Management, Inc.	California
John Burnham & Company (1)	California
MCB Statutory Trust I	California
Mills-Ralston, Inc.	California
SBS Realty Inc.	California
Stanco Properties, Inc.	California
Tanner Insurance Brokers, Inc. (1)	Minnesota
The California-Sansome Corporation	California
UBOC-1, L.P.	California
UBOC Community Development Corporation	California
UBOC Commercial, LLC	California

Name of Subsidiary	State or Country in Which Organized
UBOC Comstock I	California
UBOC Foundation (Charitable Trust)	California
UBOC Foundation (Non-Profit Corporation)	California
UBOC Insurance, Inc.	California
UNBC Leasing, Inc.	California
UnionBanc Investment Services LLC	Delaware
UnionBanCal Commercial Funding Corporation	California
UnionBanCal Equities, Inc.	California
UnionBanCal Leasing Corporation	California
UnionBanCal Mortgage Corporation	California
UnionBanCal Venture Corporation	California
Union Bank of California, N.A.	United States
Union Bank of California International	United States
Union Bank of California Leasing, Inc.	Delaware
Union Capital Advisors, Inc.	California

*All of the subsidiaries in the above list are wholly-owned, either directly or indirectly, by UnionBanCal Corporation.

(1) Subsequent to December 31, 2005, Armstrong/Robitaille, Inc., John Burnham & Company, and Tanner Insurance Brokers, Inc. were consolidated under the name UnionBanc Insurance Services, Inc., a California corporation.